                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
         Suspension of Duty to File Reports Under Section 13 and 15(d)
                     of the Securities Exchange Act of 1934

                        Commission File Number 33-97884

                        WFS FINANCIAL 1996-A OWNER TRUST
             (Exact name of registrant as specified in its charter)

     C/O WFS FINANCIAL AUTO LOANS, INC., 23 PASTEUR ROAD, IRVINE, CA. 92618
                                  714-753-3000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                        WFS FINANCIAL 1996-A OWNER TRUST
   $72,500,000 OF 5.35% MONEY MARKET AUTO RECEIVABLE BACKED NOTES, CLASS A-1,
         $145,000,000 OF 5.70% AUTO RECEIVABLE BACKED NOTES, CLASS A-2, $115,000,000 OF 6.05% AUTO RECEIVABLE BACKED NOTES, CLASS A-3,
         $90,000,000 OF 6.15% AUTO RECEIVABLE BACKED NOTES, CLASS A-4,
       $28,550,000 OF 6.375% AUTO RECEIVABLE BACKED NOTES, CLASS A-5 AND
           $33,950,000 OF 6.20% AUTO RECEIVABLE BACKED CERTIFICATES.
            (Title of each class of securities covered by this Form)
                                    NONE
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)     [ ]                                Rule 12h-3(b)(1)(ii)    [ ]
             Rule 12g-4(a)(1)(ii)    [ ]
             Rule 12g-4(a)(2)(i)     [ ]                                Rule 12h-3(b)(2)(i)     [ ]
             Rule 12g-4(a)(2)(ii)    [ ]                                Rule 12h-3(b)(2)(ii)    [ ]
             Rule 12h-3(b)(1)(i)     [X]                                Rule 15d-6              [ ]

         Approximate number of holders of record as of the certification or notice date:

                 Class A-1 Notes:         None
                 Class A-2 Notes:          5
                 Class A-3 Notes:         12
                 Class A-4 Notes:         26
                 Class A-5 Notes:          8
                 Certificates:             2

         Pursuant to the requirements of the Securities Exchange Act of 1934 WFS FINANCIAL 1996-A OWNER TRUST has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           WFS Financial Inc,
                                           as Master Servicer

DATE: May 9, 1997                   BY:  /s/ JOY SCHAEFER
                                         -------------------------------------
                                         Joy Schaefer, President